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Exhibit 10.03

Base Agreement #4902RL0436

        This Base Agreement ("Base Agreement") dated as of March 24, 2002, between International Business Machines Corporation ("Buyer") and Adaptec, Inc. ("Supplier"), establishes the basis for a multinational procurement relationship under which Supplier will provide Buyer the Products and Services described in SOWs issued under this Base Agreement. Products and Services acquired by Buyer on or after the Effective Date will be covered by this Base Agreement. This Base Agreement will remain in effect until terminated.

1.0   Definitions:

Capitalized terms used in this Agreement but not defined in this Agreement shall have the definitions as set forth in the Asset Purchase Agreement dated as of the Closing Date between Supplier and Buyer.

        "Affiliates" means entities that control, are controlled by, or are under common control with, a party to this Agreement.

        "Agreement" means this Base Agreement and any relevant Statements of Work ("SOW"), Work Authorizations ("WA"), and other attachments or appendices specifically referenced in this Agreement.

        "Effective Date" means the Closing Date as defined in the Asset Purchase Agreement.

        "Excluded Property means the Licensed Software as defined in Intellectual Property Agreement as it exists as of the Closing Date.

        "Field Replaceable Unit" or "FRU" means a Product, Product component, Product subassembly, Product documentation, Product code, or other Product part used to service a Customer system.

        "Participation Agreement" or "PA" means an agreement signed by one or more Affiliates which incorporates by reference the terms and conditions in this Base Agreement, any relevant SOW, and other attachments or appendices specifically referenced in the PA.

        "Personnel" means agents, employees or subcontractors engaged or appointed by Buyer or Supplier.

        "Prices" means the agreed upon payment and currency for Products and Services, including all applicable fees, payments and taxes (excluding each party's income taxes), as specified in the relevant SOW and/or WA.

        "Product" means an item or items that Supplier prepares for or provides to Buyer as described in a SOW.

        "Services" means work that Supplier performs for Buyer as described in a SOW.

        "Statement of Work" or "SOW" means any document that:

  1.
  identifies itself as a statement of work;

  2.
  is signed by both parties;

  3.
  incorporates by reference the terms and conditions of this Base Agreement; and

  4.
  describes the Products and Services, including any requirements, specifications or schedules.

        "Work Authorization" or "WA" means Buyer's authorization in either electronic or tangible form for Supplier to conduct transactions under this Agreement in accordance with the applicable SOW (i.e., a purchase order, bill of lading, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.

2.0   Statement of Work

        Supplier will provide the Products or Services as specified in the relevant SOW only when specified in a WA. Supplier will begin work only after receiving a WA from Buyer. Buyer may request changes to a SOW and Supplier will have an opportunity to accept or reject changes, providing a written analysis for its reasons to reject along with the impact of such changes. Changes accepted by Buyer will be specified in an amended SOW or change order signed by both parties. Supplier will maintain the capability to supply Product spare parts (i.e., the entire Product or portions of the Product as described herein or as may be subsequently described by Buyer, including, without limitation all FRUs) during the term of the relevant SOW and for a period of seven (7) years thereafter, or longer period as may be required by law upon Buyer or Supplier. Supplier will give Buyer a last time buy option at the end of such seven (7) year period, and shall also offer any follow on products that are compatible with Products herein. During the period up to and including the last time buy option, pricing for such Product shall be at the production level prices as set forth in the SOW. Pricing terms for purchase of FRUs by Buyer after such last time buy will be set forth in the applicable SOW. Supplier will notify Buyer of its intent to withdraw any Product and will continue to deliver such withdrawn Products for the periods as specified in the relevant SOW.

3.0   Pricing

        Supplier will provide Products and Services to Buyer for the Prices. The Prices for Products and Services specified in a WA and accepted by Buyer will be the only amount due to Supplier from Buyer for such Products and Services.

        Terms for payment will be specified in the relevant SOW and/or WA. Payment of invoices will not be deemed acceptance of Products or Services, but rather such Products or Services will be subject to inspection, test, acceptance or rejection by Buyer until successful integration into Buyer's products, or for a period as specified in the relevant SOW, whichever occurs first. Buyer may, at its option, either reject Products or Services that do not comply with the specifications and requirements for a refund plus any inspection, test and transportation charges paid by Buyer, or require prompt correction or replacement of such Products upon Buyer's written instruction. Buyer may reject entire lots of Products which do not meet quality levels as specified in the relevant SOW and/or WA.

5.0   Electronic Commerce

        To the extent permitted by local law, the parties will conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations ("Documents"), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant SOW and/or WA. The parties will enter into a separate agreement governing the transmission of such electronic transactions and associated responsibilities of the parties.

6.0   Warranties

6.1   Ongoing Warranties

        Supplier makes the following ongoing representations and warranties:

  6.1.1.
  it has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with the terms of any contract, obligation, law, regulation or ordinance to which it is or becomes subject (including but not limited to all applicable privacy laws);

  6.1.2
  to the best of Supplier's knowledge, no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer's use or sale of the Products. In the event that Supplier becomes aware of any such claim lien or action, Supplier will immediately notify Buyer in writing of the same;

  6.1.3
  Products and Services do not infringe any intellectual property right of a third party;

  6.1.4
  all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Products, to the extent permitted by law;

  6.1.5
  Products are free from defects in design (except for written designs provided by Buyer unless such designs are based entirely on Supplier's specifications), material and workmanship, are safe for use consistent with and will conform to the warranties, specifications and requirements, including but not limited to quality requirements, in this Agreement for the time period from the date of shipment as specified in the relevant SOW and/or WA;

  6.1.6
  none of the Products contain nor are any of the Products manufactured using ozone depleting substances known as halons, chlorofluorocarbons, hydrochlorofluorocarbons, methyl chloroform and carbon tetrachloride as defined by the Montreal Protocol;

  6.1.7
  Products are new and do not contain used or reconditioned parts;

  6.1.8
  it is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer of technology and software to non U.S. nationals);

  6.1.9
  it will not export, directly or indirectly, any technology, software or commodities provided by Buyer or their direct product to any of the countries or to nationals of those countries, wherever located, listed in U.S. Export Administration Regulations' Country Groups D:1 and E:2, as modified from time to time, unless authorized by appropriate government license or regulations;

  6.1.10
  it is an expert fully competent in all phases of the work involved in providing Services furnished under this Agreement, that Supplier shall not deny any responsibility or obligation to Buyer on the ground that Buyer provided recommendations or assistance with regard to any aspect of the Agreement, and that Supplier acknowledges that Buyer has relied and will rely on Supplier's capacity as an expert;

  6.1.11
  the Products shall not contain any computer code, programming instruction, or set of instructions (including without limitation, self-replicating and self propagating programming instructions commonly called viruses and worms) that is constructed with the ability to damage, interfere with, or otherwise adversely affect computer programs, data files, or hardware, without the consent or intent of the computer user;

  6.1.12
  the Products and parts will not experience undetected data integrity problems, data loss, or related issues, that Supplier shall develop and maintain a test procedure to assess parts under consideration for future Products, that Supplier will periodically assess the compliance of parts being used to build current Products with this warranty, and that Supplier will provide the results of such assessments to Buyer upon request; and

  6.1.13
  Products which interact in any capacity with date data, when used in accordance with their associated documentation, are capable of correctly processing, providing, receiving and displaying date data, as well as exchanging accurate date data with all products that are capable of correctly processing, providing, receiving and displaying date data, as well as exchange accurate date data with other products.

        Notwithstanding any provision of Section 6.1.3, 6.1.4 or 6.1.11 to the contrary, Buyer shall have no claim against Supplier for a breach of warranty set forth therein if such claim is based solely upon the Excluded Property.

THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.2   Warranty Redemption

        Subject to Section 9.0 Supplier Liability for Third Party Claims, if Products or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Products (at the latest revision level) or re-perform Services, or credit or refund the Price of Products or Services, such remedy at Buyer's discretion. For such Products, Supplier will issue to Buyer a Return Material Authorization ("RMA") within five (5) days of Buyer's notice. If Supplier fails to repair or replace Products or re-perform Services within an agreed upon time as specified in the relevant SOW, Buyer may return Products which do not conform to the warranties in this Agreement from any Buyer location to the nearest authorized Supplier location at cost of Supplier and Supplier will, at cost of Supplier, return any repaired or replaced Product in a timely manner, as set forth in the relevant SOW.

6.3   Post Warranty Service

        Supplier will offer post warranty Services as specified in the relevant SOW or identify a third party which will provide such Services. Supplier will not delegate post warranty Services under this Agreement to a third party without the written consent of Buyer, such consent not to be unreasonably withheld. In the event a third party or Buyer will provide such Services, Supplier will provide the designated party with the information required for the performance of the Services.

6.4   Epidemic Defects

        Supplier will, at Buyer's discretion, repair or replace, or credit or refund Products that are Defective as specified in the relevant SOW ("Defective Products"), or where a safety defect is found. Supplier will commence such performance within five (5) calendar days of Buyer's notice to Supplier of Defective Products. Notwithstanding the provisions of Section 10.0 of this BA, Supplier will reimburse Buyer for all actual and reasonable expenses (up to a maximum reimbursement of $1.5 million per Product base part number) incurred by Buyer for such repair and replacement of Defective Products, including expenses associated with problem diagnosis, field and finished goods inventory repair, and replacement.

7.0   Delivery

7.1   Delivery Logistics

        Supplier agrees to deliver Products in accordance with the delivery dates and delivery locations anywhere in the world stated in Buyer's purchase orders, or other delivery dates or delivery locations that may have been mutually agreed to by the parties in writing. Delivery under this Agreement means delivery to such location. Buyer may cancel or reschedule the delivery date or change the delivery point as specified in the relevant SOW and/or WA. The term of sale will be specified in a SOW or WA. Buyer may issue a twelve (12) month rolling forecast for quantities of Products that may be required.

Supplier will only deliver the Products specified in a WA. ANY PRODUCT QUANTITIES CITED IN OR PURSUANT TO THIS AGREEMENT, EXCEPT FOR QUANTITIES CITED IN A WA, ARE PRELIMINARY AND NON-BINDING ONLY. BUYER MAKES NO REPRESENTATION OR WARRANTY AS TO THE QUANTITY OF PRODUCTS THAT IT WILL PURCHASE, IF ANY.

7.2   On-Time Delivery

        The lead-time for Buyer to issue a WA prior to delivery will be specified in a SOW. Products specified in a WA for delivery with such lead-time will be delivered on time. A delivery is deemed to be "on time" when it arrives at the delivery destination on the scheduled delivery date, not prior to nor subsequent to the scheduled delivery date unless otherwise stated in the SOW. Supplier will use commercially reasonable efforts when Buyer requests delivery with a shorter lead-time. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may:

  1.
  cancel without charge Products or Services not yet delivered;

  2.
  require Supplier to deliver Products using priority freight delivery at Supplier's expense for the incremental freight charges; and

  3.
  exercise all other remedies provided at law, in equity and in this Agreement.

7.3   Replenishment

        Supplier will participate in replenishment logistics programs presented by Buyer as set forth in Section 15.

8.0   Intellectual Property

        Supplier grants Buyer all intellectual property rights licensable by Supplier which are necessary for Buyer to use and sell the Products in accordance with the terms of this Base Agreement and any applicable SOWs or WAs. This Agreement does not grant either party any other intellectual property rights, including, but not limited to the right to use the other party's or their Affiliates' trademarks, trade names or service marks.

9.0   Supplier Liability for Third Party Claims

9.1   General Indemnification

        Supplier will defend, hold harmless and indemnify, including legal fees, Buyer and Buyer Personnel against third party claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel or breach by Supplier of any term of this Agreement.

9.2   Intellectual Property Indemnification

        Supplier will defend,, cooperate in the defense of, hold harmless and indemnify, including legal fees, Buyer and Buyer Personnel from third party claims made against Buyer and Buyer Personnel that Supplier's Products or Services infringe the intellectual property rights of a third party. If such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable:

  1.
  obtain for Buyer the right to continue to use and sell the Products and Services consistent with this Agreement;

  2.
  modify the Products and Services so they are non-infringing and in compliance with this Agreement;

  3.
  replace the Products and Services, or other affected Services, with non-infringing ones that comply with this Agreement; or

  4.
  at Buyer's request, accept the cancellation of infringing Services and the return of the infringing Products and refund any amount paid by Buyer.

        Buyer will give Supplier prompt notice of third party claims against Buyer, and cooperate in the investigation, settlement and defense of such claims at Supplier's expense. Supplier's settlement of any such claim is subject to Buyer's written consent, such consent not to be unreasonably withheld.

9.3   Exceptions to Indemnification

        Supplier will have no obligation to indemnify Buyer or Buyer Personnel for claims that Supplier's Products or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of:

  1.
  The Excluded Property in the Products or Services; provided that such infringement or claim is based solely on the use of such Excluded Property.

  2.
  Supplier's implementation of a Buyer or Buyer Personnel originated design and such infringement or claim would have been avoided in the absence of such implementation; or

  3.
  Buyer's modification of the Products except for intended modifications required for use of the Products and such infringement or claim would have been avoided in the absence of such modification.

10.0 Limitation of Liability between Supplier and Buyer

        In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages. This mutual Limitation of Liability does not limit the obligations and liability of Supplier provided in Section 9.0 Supplier Liability for Third Party Claims or Subsection 6.4 Defects. In no event will either party be liable for the respective actions or omissions of its Affiliates under this Agreement.

11.0 Supplier and Supplier Personnel

        The parties are independent contractors and this Agreement does not create an agency relationship between Buyer and Supplier or Buyer and Supplier Personnel. Each party assumes no liability or responsibility for the other party's Personnel. Each party will:

  1.
  ensure it and its Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements;

  2.
  be responsible for the supervision, control, compensation, withholdings, health and safety of its Personnel;

  3.
  inform the other party if a former employee of that party will be assigned work under this Agreement, such assignment subject to the other party's approval (except for former Buyer Personnel employed by Supplier in accordance with the terms of the Asset Purchase

    Agreement signed by the parties on the Closing Date and current Buyer Personnel who have been employed by Supplier for a period of more than one (1) year); and

  4.
  ensure Personnel working on behalf of that party at the other party's premises comply with the other party's on site guidelines and upon request, provide that other party Buyer, for export evaluation purposes, the country of citizenship and permanent residence and immigration status of those persons. Each party retains the right to refuse to accept persons made available by the other party for export control reasons.

12.0 Insurance

        Supplier will maintain at its expense:

  1.
  commercial general or public liability insurance with a minimum limit per occurrence or accident of 1,000,000 USD (or local currency equivalent);

  2.
  workers' compensation or employer's liability insurance as required by local law, such policies waiving any subrogation rights against Buyer; and

  3.
  automobile liability insurance as required by local statute but not less than 1,000,000 USD (or local currency equivalent) if a vehicle will be used in the performance of this Agreement.

        Insurance required under clauses (1) and (3) will be primary or noncontributory regarding insured damages or expenses, and will be purchased from insurers with an AM Best Rating of B+ or better and a financial class rating of 11 or better.

13.0 Term and Termination

13.1 Termination of this Base Agreement

        Either party may terminate this Base Agreement, without any cancellation charge, for a material breach of this Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy ("Cause"), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured. Either party may terminate this Base Agreement without Cause when there are no outstanding SOWs or WAs.

13.2 Termination of a SOW or WA

        Either party may terminate a SOW with Cause upon written notice to the other party. Unless otherwise provided for in a SOW, either party may terminate a SOW without Cause. Buyer may terminate a WA with or without Cause.

        Upon termination by Buyer, in accordance with Buyer's written direction, Supplier will immediately:

  1.
  cease work;

  2.
  prepare and submit to Buyer an itemization of all completed and partially completed Products and Services;

  3.
  deliver to Buyer Products satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW and/or W A; and

  4.
  deliver upon request any work in process.

        In the event Buyer terminates without Cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination, provided Supplier uses reasonable efforts to mitigate Buyer's liability under this Subsection by, among other actions, accepting the return of, returning to its suppliers, selling to others, or otherwise using the canceled Products (including raw materials or works in process) and provided such expenses do not exceed the Prices.

14.0 General

14.1 Amendments

        This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

14.2 Assignment

        Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that either party may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement. Any unauthorized assignment of this Agreement is void.

14.3 Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action

        This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country where the Buyer entering into the relevant agreement or PA is located, except that the laws of the State of New York applicable to contracts executed in and performed entirely within that State, without reference to conflicts of laws principles of such state, will apply if any part of the transaction is performed within the United States. The United Nations Convention on Contracts for the International Sale of Goods does not apply. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two (2) years from the date on which the cause of action arose.

14.4 Communications

        All communications between the parties regarding this Agreement will be conducted through the parties' representatives as specified in the relevant SOW.

14.5 Counterparts

        This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

14.6 Exchange of Information

        All information exchanged is non confidential. If either party requires the exchange of confidential information, it will be made under a separate signed confidentiality agreement between the parties. The parties will not publicize the terms of this Agreement, or the relationship, in any advertising, marketing or promotional materials without prior written consent of the other party except as may be required by law, provided the party publicizing obtains any confidentiality treatment available. Supplier will use information regarding this Agreement only in the performance of this Agreement. For any business personal information relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use such information in connection with this Agreement.

14.7 Freedom of Action

        This Agreement is nonexclusive and unless otherwise specified in the relevant SOW, either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Products or Services and is not obligated to announce or market any Products or Services and does not guarantee the success of its marketing efforts, if any.

14.8 Force Majeure

        Other than payments due herein, neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.

14.9 Obligations of Affiliates

        Affiliates will acknowledge acceptance of the terms of this Agreement through the signing of a P A before conducting any transaction under this Agreement.

14.10 Prior Communications and Order of Precedence

        This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be:

  1.
  the quantity, payment and delivery terms of the relevant W A;

  2.
  the relevant SOW;

  3.
  this Base Agreement; and

  4.
  the remaining terms of the relevant W A.

14.11 Record Keeping and Audit Rights

        Supplier will maintain (and provide to Buyer upon request) relevant business and accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than three (3) years following completion or termination of the relevant SOW and/or W A. All accounting records will be maintained in accordance with generally accepted accounting principles.

14.12 Severability

        If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties' rights under this Agreement.

14.13 Survival

        Any provisions of this SOW that by their nature extend beyond its termination or expiration will remain in effect until fulfilled, and apply to respective successors and assignees.

14.14 Waiver

        An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

15.0 Replenishment

15.1 Pull Definitions

        Replenishment program Pull definitions are set forth in the applicable Product Unique Attachment.

15.2 Planning

        Buyer will issue a PPO to Supplier for all Pull Products. The parties will agree to a Profile for each Pull Product as specified in the relevant SOW. Buyer may issue a Planning Schedule at intervals as specified in the Profile, the most recent Planning Schedule to supersede all previous Planning Schedules. The Planning Schedule provides a forecast of requirements for the Pull Products and establishes the Liability Horizon Quantity and Upside Flexibility, if any, with the Supplier. Supplier will respond to the Planning Schedule and PPO as specified in the relevant SOW. The parties will conduct communications regarding the subject matter of this Replenishment Logistics section as specified in the relevant SOW.

15.3 Pull Delivery

        Supplier will deliver to Buyer on the delivery date the Pull Products specified in the Pull Notifications issued by Buyer, provided such Pull Notifications do not exceed the Liability Horizon Quantity. To the extent practicable, Supplier will comply with Pull Notifications for quantities of Pull Products in excess of the Liability Horizon Quantity but within the Upside Flexibility. Where the Parties have agreed to an SMI process as specified in the Profile, Supplier will deliver Pull Products without a Pull Notification. Risk of loss and title will pass to Buyer as specified in the relevant SOW.

15.4 Pull Limitation of Liability

        Unless the Pull Products are specified in a Planning Schedule, in conjunction with the Liability Horizon in a Profile, Buyer makes no representation or warranty and assumes no liability regarding the quantity of Pull Products that it will purchase. Buyer assumes no liability for materials procured or products built beyond the Liability Horizon Quantity. Supplier will apply Overages towards future Pull Notifications and the parties will agree to a reconciliation amount and a disposition of Overage Products, if any, as specified in the relevant SOW. The reconciliation amount will be reduced by any amount realized by Supplier for Pull Products (including raw materials or works-in-progress) used, returned or sold to any party other than Buyer, and any other reductions agreed to by the parties.

15.5 Order of Precedence:

        Notwithstanding subsection 14.10 of this Agreement, in the event of any conflict in the documents contained in this Agreement involving Pull Products, the order of precedence will be: (i) the relevant P A, but only to the extent it applies to the parties signing such P A; (ii) the Profile section of the relevant SOW; (iii) the relevant SOW, excluding the Profile section; (iv) this section entitled, "Replenishment Logistics"; and (v) this Agreement, excluding this section entitled, "Replenishment Logistics".

[Remainder of Page Intentionally Blank]

ACCEPTED AND AGREED TO:			ACCEPTED AND AGREED TO:
By:	/s/ Lisa M. Dooley	3/21/02	By:	/s/ David A. Young	3/24/02

	Buyer Signature	Date		Supplier Signature	Date
Lisa M. Dooley Printed Name IBM xSeries ECAT Procurement Manager Title & Organization 3039 Cornwallis Road, RTP. NC. 27709 Buyer Address			David A. Young Printed Name V.P. & C.F.O. Title & Organization Supplier Address:

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  Exhibit 10.03
Base Agreement #4902RL0436